EVADINE PROJECT COLLABORATION AGREEMENT

This Agreement is made as of 1st day of June 2009.

Between

1. Project Lead Partner: Nissan Motor Manufacturing (UK) Ltd (hereinafter "Nissan") whose registered office is at:

   Washington Road
   Sunderland
   Tyne and Wear
   SR5 3NS

   (registered number: 01806912)

and

2. Newcastle University (hereinafter "Newcastle University") whose registered office is at:

   Newcastle University
   King's Gate
   Newcastle Upon Tyne
   NE1 7RU

   (Exempt Charity X61406)

and

3. Liberty Europe Electric Cars Ltd (hereinafter "Liberty") whose registered office is at:

   Magdalen Centre
   Robert Robinson Avenue
   Oxford
   OX4 4GA

   (registered number: 5994519)

and

4. Tanfield Group PLC (hereinafter "Smiths Electric Vehicles") whose registered office is at:

   Tanfield Group PLC / Smiths Electric Vehicles
   Vigo Centre
   Birtley Road
   Washington
   Tyne & Wear
   NE38 9DA

   (registered number: 04061965)

and

5. AVID Vehicles Ltd (hereinafter "AVID") whose registered office is at:

Unit 2U Amiral Business Park
Nelson Park West
Nelson Road
Cramlington
Northumberland
NE23 1BBG.

(registered number: 6680735)

(The aforesaid organisations and any additional parties are hereinafter referred to individually as "Party" and collectively as "the Parties").

WHEREAS:

A. The Parties to this Agreement wish to collaborate on a research project entitled "Electric Vehicle Accelerated Development in the North East" (hereinafter "EVADINE") under the Technology Programme "Ultra Low Carbon Vehicle Demonstrator" Competition for Funding.

B. Subject to the conclusion between the Parties of an Agreement governing their collaboration, the Sponsors have announced their intention to make available grants in respect of the Project, subject to the terms of the Offer Letter.

IT IS HEREBY AGREED as follows:

1 DEFINITIONS AND INTERPRETATION

1.1 The words and phrases below shall have the following meanings:

Affiliates	Means any entity directly or indirectly controlling or controlled by or in common control with such entity, where "control" is defined as the ownership of at least fifty percent (50%) of the equity or beneficial interests of such entity, or the right to vote for or appoint a majority of the board of directors or other governing body of such entity.
Background IPR	Means any IPR controlled or owned by any Party prior to the date of commencement of this Agreement or IPR generated by any of the Parties independently of the Project and controlled or owned by that Party or any IPR to which the Party has the necessary rights for the purpose of the Project.
Chairman	Means the chairman of the Project Steering Committee.
Contributions	Means the financial contributions as set out in the itemised budget in Annex A of the Grant Offer Letter contained in Schedule A and other non-financial contributions of the Parties including, without limitation, those set out in Schedule A and the Project Plan.

Data	Means the data supplied by each of the Parties namely; vehicle journey time; charging location; duration of journey; distance of journey; charge times; energy transfer; and ambient temperature, to Newcastle University in order to enable it to carry out agreed analysis in accordance with its Contribution. Data does not include any information that constitutes Confidential Information as defined in Clause 12.4
IPR	Means any intellectual property rights of any description including but not limited to patents, copyrights, design rights (registered or unregistered), trademarks, know-how and database rights.
Lead Party	Means the lead signatory to this Agreement as identified in the The Grant Letter.
Monitoring Officer	Means the individual appointed by the Sponsor to monitor progress of the project on behalf of the Sponsors.
Party or Parties	Means any one or more of the signatories to this Agreement.
Results	Means all information and data relating to the Project produced by Newcastle University in accordance with Clause 9.
Resulting IPR	Means any IPR arising from and developed in the course of the Project by any of the Parties.
Sponsors	Means the Department of Trade and Industry and One North East.
Steering Committee	Means the individuals nominated by each of the Parties, pursuant to Clause 3 of this Agreement, in order to supervise the carrying out of the Project.
The Start Date	Means 1st of June 2009 or as otherwise mutually agreed between the Parties.
The Grant Letter	Means the offer contained in the Offer Letter annexed hereto at Schedule A from the TSB.
The Grant Monies	Means the grant monies payable under the Grant Letters.
The Project Manager	Means the individual designated from time to time as being responsible for the overall management of the Project pursuant to Clause 3.6.
The Project	Means the project entitled ""Electric Vehicle Accelerated Development in the North East" to be undertaken by the Parties in accordance with The Grant Letter and the Project Plan.
The Project Plan	Means the Schedule of Programme Deliverables which identifies the deliverables of the project and their timing and is included at Schedule B. The associated responsibilities for

deliverables is defined in the EVADINE Roles and Responsibility Matrix and is included at Schedule C.

1.2 In this Agreement, unless otherwise expressly provided or unless the context otherwise requires:-

1.2.1 References to the singular include the plural and vice versa.

1.2.2 References to words denoting any gender shall include all genders.

1.2.3 References to persons include companies, partnerships, government departments and agencies and all other forms of body corporate or unincorporate.

1.2.4 References to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement.

1.2.5 References to laws and statutory provisions shall include reference to any subordinate legislation made pursuant thereto and shall be construed as referring to those laws, provisions and subordinate legislation as respectively amended or re-enacted from time to time.

1.2.6 The headings of this Agreement are for ease of reference only and are not part of this Agreement for the purposes of construction.

1.2.7 Any undertaking by a Party not to do an act or thing shall be deemed to include an undertaking not to permit or suffer such act or thing to be done by another person.

1.2.8 References to the Parties include their respective successors in title, permitted assigns and legal personal representatives.

1.3 The Schedules and Recitals form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and accordingly any reference to this Agreement includes the Schedule and Recitals.

1.4 In the event of any conflict between the terms of this Agreement and the terms of The Grant Letter conditions then the terms of The Grant Letter conditions will prevail. Subject to the foregoing, this Agreement shall take precedence over any other agreement signed between the Parties relating to the subject matter hereof and over any other documents referred to herein.

2 PURPOSE AND SCOPE

2.1 Each Party shall undertake to each of the other parties To:

2.1.1 carry out the project in accordance with the terms and conditions of this agreement and in accordance with the terms and conditions of the Grant Letter with TSB and the parties shall be bound by the terms and conditions of the Grant Letter which form part of the agreement as Schedule A.

3 PROJECT MANAGEMENT

3.1 Each Party shall appoint one individual to the Steering Committee. Each nominated individual (and any changes thereto) shall be notified in writing to the other Parties. In addition each Party shall be entitled, but not bound, to appoint an additional individual to the Steering Committee to act as an observer. An observer appointed in such a manner shall be entitled to attend, but not vote, at meetings of the Steering Committee.

3.2 All significant matters relating to the Project will be decided upon by the Steering Committee which shall also put in place any structure to manage the Project that it agrees.

3.3 The quorum for a meeting of the Steering Committee shall be not less than 50% of the Parties to this Agreement (or their proxies) at least one of whom must have been nominated by the Lead Party.

3.4 John Austin, Senior Project Manager from Future Transport Systems Ltd will be appointed as the Chairman or such other individual as the Parties may agree.

3.5 The Steering Committee will meet every three [3] months at venues to be agreed or at any time when reasonably considered necessary at the request of any of the Parties. Meetings will normally coincide with quarterly progress reporting and claim submission to the Sponsor. The Monitoring Officer will be invited to attend by the Chairman.

Meetings shall be convened with at least twenty-one (21) days' prior written notice, which notice shall include an agenda. Minutes of the meetings of the Steering Committee shall be drafted by the Chairman and transmitted to the Parties without delay and in any event within 15 days of the meeting. The minutes shall be considered as accepted by the Parties if, within thirty (30) days from receipt, no Party has objected in writing to the Project Manager. The Project Manager will manage the preparation of progress reports as required by the Sponsors and Monitoring Officer and a draft of each report will be circulated to each member of the Steering Committee along with the written notice for the relevant meeting.

Each Party shall, through one of its representative, have one vote in the Steering Committee. Decisions will be taken by a majority vote of a meeting of the Steering Committee except for those decisions specified in Clauses 6.1, 7.1, 10.1 and 11.1. In the event of a tied vote under this Clause, the Chairman shall have the casting vote.

3.6 The Steering Committee will appoint a Project Manager.

3.7 The Project Manager will carry out the following activities in accordance with this Agreement:

3.7.1 attend Steering Committee meetings at the request of the Chairman;

3.7.2 be the primary contact for and with the Sponsors and Monitoring Officer;

3.7.3 be responsible to the Steering Committee for the day-to-day management of the Project;

3.7.4 be responsible for financial administration of the Project as required in the Grant Offer;

3.7.5 be responsible for implementing decisions taken by the Steering Committee; and

3.7.6 monitor the progress of the Project with respect to milestones and deliverables.

3.8 The Steering Committee has the right to replace the Project Manager.

4 DURATION

This Agreement shall remain in full force and effect for the period of 5 years from the Start Date unless terminated earlier in accordance with the provisions of Clause 7 or Clause 11.

5 RESPONSIBILITIES AND LIABILITIES

5.1 Each Party shall make its respective Contributions to the Project.

5.2 Each Party confirms that it will act in good faith when complying with its respective obligations under this Agreement.

5.3 In respect of Background IPR, Resulting IPR, information and/or materials supplied by one Party to another under this Agreement, the supplying Party shall be under no obligation or liability and no warranty condition or representation of any kind is made, given or to be implied as to the sufficiency, accuracy or fitness for purpose of such information or materials or, the absence of any infringement of any proprietary rights of third parties by the use of such information and materials and the recipient Party shall in any case be entirely responsible for the use to which it puts such information and materials. Notwithstanding the foregoing, no Party shall supply Background IPR to another Party under this Agreement in the knowledge that the use of the Background IPR by that Party will infringe the proprietary rights of any third parties.

5.4 Each Party shall comply with requests for information from the Monitoring Officer and make best endeavours to provide reports, grant claims and audits in a timely fashion.

5.5 Each Party shall indemnify each of the other Parties, within the limits set out in this Clause 5, in respect of liability resulting from negligent acts or omissions of itself, its employees or its agents provided always that such indemnity shall not extend to claims for indirect or consequential loss or damages such as, but not limited to, loss of profit, revenue, contracts or the like. Each Party's maximum liability under this Agreement shall not exceed the total amount of funding awarded to that Party by the Sponsor. This does not affect the liability of any of the Parties for death or personal injury.

6 ADDITION OF NEW PARTIES

6.1 New parties may join the Project with the unanimous agreement of all Parties and the Sponsors, subject to Clause 6.2.

6.2 New parties shall be bound by the terms of this Agreement and such other conditions as the Steering Committee may specify. New Commercial Parties may be required to pay a sum towards the cost of the Project, the level of which will be determined by the Steering Committee. Factors determining such sum may include (without limitation) the future contribution of the new party and the benefit accruing to the new party on joining the Project.

6.3 The Project Manager will notify the Sponsors of the new parties in accordance with the Grant Letter.

7 WITHDRAWALS

7.1 Any Party (the "Withdrawing Party") may withdraw from the Project with the unanimous consent of the other Parties and subject to such conditions as the other Parties may unanimously decide.

7.2 In the event of withdrawal of a Party the Steering Committee will make all reasonable attempts to reallocate the obligations of the Withdrawing Party under this Agreement either within the remaining Parties or to a third party acceptable to the remaining Parties and the Sponsors provided that such third party agrees to be bound by the terms of this Agreement.

7.3 The Project Manager shall notify the Sponsors of the withdrawal of a party in accordance with the Grant Letter.

8 FINANCIAL MANAGEMENT

8.1 The financial arrangements for the Project shall be overseen by the Steering Committee and shall be as set out in Schedule A.

8.2 Any Party receiving funds from a Sponsor which are due to another Party under the terms of this Agreement shall notify that Party of the receipt of said funds as soon as possible and in any event within 30 days of receipt of said funds. The recipient Party shall invoice the paying Party who shall then as soon as possible and in any event within 30 days of receipt of the invoice transfer such funds to the recipient Party.

8.3 Each party shall provide the Project Manager with statements of project spend against the headings used in The Grant Offer on a quarterly basis. The Project Manager will prepare and submit to the Steering Committee an up to date financial status report of the project.

8.4 The Party employing the Project Manager shall procure that the Project Manager shall permit an independent chartered or certified public accountant appointed by any Party, at the inspecting Party's expense to examine all books and records of the Project Manager relating to this Agreement provided: -

8.4.1 reasonable prior written notice is given to the Project Manager;

8.4.2 access is only required during normal working hours; and

8.4.3 the inspecting Party and the auditor shall keep and shall use all reasonable endeavours to procure that any representatives of it shall keep confidential any information that it may acquire in the exercise of its rights under this Clause.

9 IPR OWNERSHIP AND USE OF DATA AND RESULTS

9.1 Newcastle University shall co-ordinate and prepare the Results of the Project as detailed in the Project Plan. The results shall be jointly owned by the Parties.

9.2 Subject to the terms and conditions of this Agreement each Party shall be entitled to access and exploit the Data and the Results in its absolute discretion.

9.3 Each Party shall own the Resulting IPR generated by it under the Project

9.4 In the event that any of the Parties are jointly responsible for generating Resulting IPR such Resulting IPR shall be jointly owned by such Parties in accordance with the inventive contribution made by each Party to such Resulting IPR.

9.5 Joint owners of Resulting IPR shall agree between them on who shall be responsible for the timely prosecution and maintenance of all such Resulting IPR and the Party that is nominated to be so responsible shall be entitled to charge the other joint owners with a percentage of the costs of so doing as agreed between the joint owners. In the absence of any agreement to the contrary between joint owners the costs shall be equally shared.

9.6 For the avoidance of doubt all Background IPR used in connection with the Project shall remain the property of the Party introducing the same.

10 PUBLICATION AND ANNOUNCEMENTS

10.1 Subject to the provisions of Clauses 9 and 12 no Party shall disclose or publish Data and Results for the duration of the Project and for 3 (three) years thereafter without the consent of all the other Parties, such consent, subject to Clause 10.2, not to be unreasonably withheld or delayed. Notwithstanding the foregoing, the academic Parties shall be permitted to publish the Results of the Project which they have undertaken in accordance with normal academic practice, subject always to the provisions of Clauses 9 and 12, and providing such disclosure does not jeopardise any application for Resulting IPR protection by any Party or the successful exploitation of Resulting IPR. Request for such consent must be submitted together with the material proposed for publication to the Steering Committee. If any Party can reasonably demonstrate that such a disclosure contains material that would prejudice the value of any Background IPR and/or Resulting IPR, that Party shall inform the Project Manager in writing within 28 days of that Party receiving a copy of the proposed publication and in that event the disclosure shall be amended so as to meet the objections of that Party.

10.2 Subject to the provisions of Clause 9 where in the opinion of the Steering Committee a proposed publication contains patentable or commercially sensitive subject matter which needs protection then the Party proposing to publish may be requested to refrain from doing so for a maximum of six [6] months in order to allow for application for patent protection in the name and at the cost of the relevant owner of the Resulting IPR. The provisions of Clause 9 shall apply in respect of any licence to such Resulting IPR.

10.3 Nothing contained in this Agreement shall prevent the submission of a thesis to examiners in accordance with the normal regulations of any academic Parties subject where appropriate to such examiners being bound by conditions of confidentiality in no less terms than those outlined in Clause 12, nor to the placing of such thesis in the library of the appropriate Research Party provided that access to such thesis shall only be available on conditions of confidentiality no less onerous than those contained in Clause 12 hereof.

11 TERMINATION

11.1 In addition to the remedies contained in Clause 7 (Withdrawals); in the event that any Party shall commit any breach of or default in any terms or conditions of this Agreement, the Steering Committee may decide by majority vote of the non-defaulting Parties to instruct the Chairman to serve written notice of such breach or default on the defaulting Party and in the event that such Party fails to remedy such default or breach within sixty (60) days after receipt of such written notice any of the Parties may, at their option and in addition to any other remedies which they may have at law or equity, remove the defaulting Party and continue with the Agreement or terminate this Agreement by sending notice of termination in writing to the other Parties to such effect. Any removal of the defaulting Party shall be effective as of the date of the receipt of such notice whereupon the provisions of Clause 7.3 shall apply to the defaulting Party.

11.2 If any Party (a) materially breaches any provisions of this Agreement and for the avoidance of doubt the Grant Letters; or (b) passes a resolution for its winding-up; or if (c) a court of competent jurisdiction makes an order for that Party's winding-up or dissolution; or makes an administration order in relation to that Party; or if any Party (e) appoints a receiver over, or an encumbrancer takes possession of or sells an asset of, that Party; or (f) makes an arrangement or composition with its creditors generally; or (g) makes an application to a court of competent jurisdiction for protection from its creditors generally; the remaining members of the Steering Committee shall meet to either suspend or terminate that Party's involvement in the Steering Committee and the Project. Any removal of the defaulting Party shall be effective as of the date of the receipt of such notice whereupon the provisions of Clause 7.3 shall apply to the defaulting Party.

11.3 In the event that it is agreed by all the Parties and the Sponsor that there is no longer valid reasons for continuing with the Project the Steering Committee may decide by unanimous vote to terminate this Agreement by sending notice of termination in writing to all the Parties to that effect.

11.4 The Parties will notify the Sponsors immediately if any steps are taken in accordance with Clause 11.

12 CONFIDENTIALITY AND FREEDOM OF INFORMATION

12.1 Nothing in this clause will limit or restrict the absolute discretion of any Party in discharging their duties under the Freedom of Information Act and the Environmental Information Regulations.

12.2 All Parties acknowledge that the Sponsors are subject to the requirements of the FOIA and shall make all reasonable efforts to facilitate those parties compliance with its Information disclosure requirements.

12.3 Any part wishing to disclose information in response to a request under the FOI or EIR Acts will consult fully with all other Parties prior to such disclosure. However the relevant Party has absolute discretion to apply or not to apply any exemptions under the Acts.

12.4 For the purpose of this clause "Confidential Information" shall mean all information of a commercially sensitive nature including (but not limited to) specifications, drawings, circuit diagrams, tapes, discs and other computer readable media, documents,

techniques and know-how which are disclosed by one Party to the other for use in or in connection with the Project.

12.5 The Parties hereto agree to use all reasonable endeavours to ensure that any Confidential Information disclosed or submitted in writing or any other tangible form to one Party ("Receiving Party") by the other ("Disclosing Party") shall be treated with the same care and discretion to avoid disclosure as the Receiving Party uses with its own similar information which it does not wish to disclose. Any information disclosed orally that is identified by the Disclosing Party as Confidential Information shall be treated the same as if it had been reduced to writing at the time of disclosure to the Receiving Party.

12.6 The Receiving Party shall not, during a period of seven (7) years after the termination of this Agreement, use any such Confidential Information for any purpose other than the carrying out of its obligations under this Agreement or other than in accordance with the terms of this Agreement.

12.7 The undertaking in Clause 12.3 above shall not apply to Confidential Information:

12.7.1 which, at the time of disclosure, has already been published or is otherwise in the public domain other than through breach of the terms of this Agreement;

12.7.2 which, after disclosure to the Parties, is subsequently published or comes into the public domain by means other than an action or omission on the part of any of the Parties;

12.7.3 which a Party can demonstrate was known to him or subsequently independently developed by him and not acquired as a result of membership of the Steering Committee, nor using, derived from, referring to or in any way relates to the Confidential Information;

12.7.4 lawfully acquired from third parties who had a right to disclose it with no obligations of confidentiality to any of the Parties; or

12.7.5 is required to be disclosed by applicable law or court order or by any Party's regulatory body, which is empowered by Statute or Statutory Instrument, but only to the extent of such disclosure and the Receiving Party shall notify the Disclosing Party promptly of any such request.

12.7.6 applicable law including the Freedom of Information Act 2000 and the Environmental Regulations

12.8 A Party breaching the obligation of confidentiality may be required by the other Parties to withdraw from the Project and will be subject to the conditions of Clauses 7 and 11 above.

12.9 Staff and students and any agents, consultants or sub-contractors engaged to work on the Project will be subject to the principles of confidentiality outlined in this Clause 12.

13 DISCLAIMER

13.1 Each Party undertakes to use reasonable endeavours to ensure that its work on the Project is carried out in accordance with accepted professional and scientific principles and standards but makes no representation or warranty that any Resulting IPR will be fit for any particular purpose, and accepts no responsibility for any use which may be made of any Resulting IPR, materials, information, apparatus, method or process arising from its work or otherwise supplied to or to which a Party gains access.

13.2 It is therefore agreed that any Party utilising such Resulting IPR, materials, information, apparatus, method or process is fully responsible and liable for any subsequent loss, costs, claims and demands arising from that use, unless such loss, costs, claims and demands arise out of the default or negligence on the part of the supplying Party.

14 FORCE MAJEURE

14.1 Except for payment of money due, a Party shall not be liable for failure to perform its obligations under this Agreement, nor be liable to any claim for compensation or damage, nor be deemed to be in breach of this Agreement, if such failure arises from an occurrence or circumstances beyond the reasonable control of that Party.

14.2 If a Party affected by such an occurrence causes a delay of three months or more, and if such delay may reasonably be anticipated to continue, then the Parties shall, in consultation with the Sponsors discuss whether continuation of the Project is viable, or whether the Project and this Agreement should be terminated.

15 NON-ASSIGNMENT

This Agreement or any of the rights or obligations hereunder may not be assigned or otherwise transferred or sub-contracted by any Party other than to their respective Affiliates, in whole or in part, without the express prior written consent of the Steering Committee and the Sponsors.

16 CONTINUING OBLIGATIONS

The provisions of Clauses 9 (IPR Ownership and Use of Data and Results), 10, (Publication and Announcements), 11 (Termination), 12 (Confidentiality), 13 (Disclaimer), 17 (Governing Law), and 19 (Dispute Resolution) shall survive termination of this Agreement.

17 GOVERNING LAW

This Agreement shall be governed by and construed in accordance with English Law and each Party agrees (subject to Clauses 9 and 19) to submit to the exclusive jurisdiction of the English Courts as regards any claim or matter arising under this Agreement.

18 NO PARTNERSHIP

Nothing in this Agreement shall create or be deemed to create a partnership (within the meaning of the Partnership Act 1890) or to have created the relationship of principal and agent, a membership or any other legal entity between the Parties other than as specifically set out herein.

19 DISPUTE RESOLUTION

19.1 The Parties shall use good faith efforts to resolve any dispute, claim or proceeding arising out of or relating to this Agreement via the Steering Committee. In the event that any disputes can not be resolved at this level then the senior executives of the relevant Parties who have authority to settle the same shall use good faith efforts to resolve the same. If the matter is not resolved through negotiation, it shall be settled as agreed by the Steering Committee either by:

19.1.1 mediation in accordance with the Centre for Dispute Resolution ("CEDR") Model Mediation Procedure (the "Model Procedure"). To initiate mediation a Party must give notice in writing to the other Parties to the dispute requesting mediation pursuant to the Model Procedure. A copy of the request shall also be sent to CEDR. The mediation shall be before a single, jointly agreed upon, mediator.

19.1.2 reference to the jurisdiction of the Courts in England. In this event, each of the Parties shall have the right to take proceedings in any other jurisdiction for the purposes of enforcing a judgement or order obtained from the Courts in England.

19.2 If the Steering Committee is unable to select a mutually agreeable mediator or can not agree on the forum in which any dispute is to be held within 60 days of a dispute being notified to the Steering Committee, then the provisions of Clause 19.1.2 shall apply.

20 ENTIRE AGREEMENT

This Agreement and its Schedules, which are incorporated into and form part of this Agreement, constitutes the entire Agreement between the Parties with regard to the Project. Any variation to this Agreement shall be in writing and signed by authorised signatories for all Parties and may not be implemented without the prior written consent of the Sponsors.

21 NOTICES

Any notice to be given under this Agreement shall be sent by email and confirmed by registered mail to the following addresses:

(1) Project Manager – Future Transport Systems Ltd.
for the Attention of John Austin, john.austin@futuretransportsystems.co.uk

(2) Nissan
for the Attention of Doug Read, doug.read@ntc-europe.co.uk

(3) Newcastle University
for the Attention of Marie Williams, Contracts Manager, marie.williams@ncl.ac.uk

(4) Liberty
for the Attention of Barry Shrier, barry@liberty-ecars.com

(5) Smiths Electric Vehicles
for the Attention of Doug MacAndrew, doug.macandrew@smithelectricvehicles.com

(6) AVID
for the Attention of Ryan Maughan, ryan.maughan@comesyseurope.com

22 MISCELLANEOUS

22.1 No Party or Parties shall hold another liable for any damages, dispute or injury arising during the undertaking of the Project unless caused by the negligence of an employee, student or agent of that Party or Parties. Neither shall any Party be liable to another for indirect or consequential loss or damage arising from their use of the results of the Project.

22.2 If any part or any provision of this Agreement shall to any extent prove invalid or unenforceable in law, including the laws of the European Union, the remainder of such provision and all other provisions of this Agreement shall remain valid and enforceable to the fullest extent permissible by law, and such provision shall be deemed to be omitted from this Agreement to the extent of such invalidity or unenforceability. The remainder of this Agreement shall continue in full force and effect and the Parties shall negotiate in good faith to replace the invalid or unenforceable provision with a valid, legal and enforceable provision which has an effect as close as possible to the provision or terms being replaced.

22.3 No failure to exercise or delay in the exercise of any right or remedy which any Party may have under this Agreement or in connection with this Agreement shall operate as a waiver thereof, and nor shall any single or partial exercise of any such right or remedy prevent any further or other exercise thereof or of any other such right or remedy.

22.4 This Agreement including its Schedules supersedes all other agreements and understandings, whether written or oral, between the Parties about the Project and constitutes the entire agreement between the Parties regarding the Project.

22.5 Except as otherwise expressly provided for herein, the Parties confirm that nothing in this Agreement shall confer or purport to confer on any third party any benefit or any right to enforce any term of this Agreement for the purposes of Contracts (Rights of Third Parties) Act 1999.

22.6 This Agreement is not intended to establish, and shall not be construed by either Party in the future as having established, any form of business partnership between themselves. Moreover, neither Party shall use the other's name, crest, logo or registered image for any purpose without the express permission of the other Party.

EXECUTED by the Parties

SIGNED BY: .... [signature]

For and on behalf of Nissan

Name: TREVOR MANN

Position: MANAGING DIRECTOR

EXECUTED by the Parties:

SIGNED BY: ....

For and on behalf of Liberty

Name: Barry Shrier

Position: CEO

09.02.2010

OK B, S.C.
09.02.10

EXECUTED by the Parties

SIGNED BY: ....

For and on behalf of Newcastle University

Name: M WILLIAMS

Position: COMMERCIAL CONTRACTS MANAGER

EXECUTED by the Parties:

SIGNED BY: ....

For and on behalf of Smiths Electric Vehicles

Name: DOUG MACANDREW ....

Position: TECHNICAL DIRECTOR ....

EXECUTED by the Parties:

SIGNED BY: ....

For and on behalf of AVID

Name: CHRISTOPHER BAYLIS

Position: DIRECTOR

Schedule A

Grant Offer Letter

Technology Strategy Board
Driving Innovation

Mr Jerry Hardcastle
Nissan Motor Manufacturing (UK) Limited
Cranfield Technology Park
Cranfield
MK43 0DB

File Ref: 400076 **Date 3 February 2010**
TP number: TP11/LCV/6/I/BF042J

Dear Mr Hardcastle,

Technology Programme: Ultra Low Carbon Vehicle Demonstrator - January 2009 Competition

Project Title: EVADINE - Electric Vehicle Accelerated Development in the North East

1. I am pleased to inform you that subject to the terms and conditions of this letter the "Technology Strategy Board" (an Executive Non-Departmental Public Body created under the Science and Technology Act 1965 and established by Royal Charter) is prepared to pay **Nissan Motor Manufacturing (UK) Limited** ("the Lead Participant") a grant not exceeding **£5,398,983 (Five Million Three Hundred And Ninety Eight Thousand Nine Hundred And Eighty Three Pounds)** under Section 5 of the Science and Technology Act 1965 to undertake the collaborative programme of work entitled **EVADINE - Electric Vehicle Accelerated Development in the North East** ("the Project") in accordance with the above proposal submitted to the Technology Strategy Board under the Technology Programme and Annex A to this letter on **23 March 2009**, and any subsequent agreed amendments.

Conditions of the Offer

2. The Project is to be carried out in collaboration with **Newcastle University, Tanfield Group Plc, Liberty Electric Cars Ltd and AVID Vehicles Ltd** together with **Nissan Motor Manufacturing (UK) Limited** ("the Participants") in accordance with the terms of a collaboration agreement to be agreed and signed by all the Participants ("the Collaboration Agreement").

3. This offer is conditional on the Technology Strategy Board receiving within:

   3.1. two months of the date of this letter an original copy of the grant offer acceptance and declaration at the end of this letter duly signed and completed by the Lead Participant and signed copies of the attached declarations by all of the other Participants;

   3.2. three months of the date of this letter :

A1, North Star House North Star Avenue Swindon SN2 1UE Tel: 01793 442700 Email: enquiries@tsb.gov.uk www.innovateuk.org

3.2.1. an original copy of the Collaboration Agreement duly signed by all the Participants;
3.2.2. a financial forecast for each Participant showing the anticipated spend of the project broken down by Quarters throughout the life of the Project commencing at Quarter 0;
3.2.3. Letters from each Participant to be supported by the Technology Strategy Board, confirming their BACS details for payment purposes.

or such variation of this information as the Technology Strategy Board and the Participants may mutually agree. If these conditions are not met, the grant offer will lapse automatically. The grant offer may be renewed or extended at the discretion of the Technology Strategy Board.

4. Except as otherwise agreed in writing by the Technology Strategy Board, the Project must also supply within six months of the date of this letter:
   4.1. a detailed plan (the "Second Level Plan") breaking down the original proposal into individual packages of work with assigned estimates of the resources and timescales needed to achieve each of them;
   4.2. A detailed exploitation plan for the Project setting out in detail how the Participants will exploit the results of the project to increase the economic growth and quality of life of the nation states of the UK and/or EEA (the "Exploitation Plan").

   Failure to do so may result in the grant being suspended or withdrawn.

5. In the event that during the period of the Project, any material change occurs or is likely to occur to:
   5.1. the expected delivery timescales for any work package or the project as a whole;
   5.2. the project's costs, budget, or the allocation of funding between partners or budget line headings;
   5.3. the ability of the Participants to deliver the Project in accordance with the Second Level plan and Exploitation Plan,

   the Participant(s) concerned must inform the Technology Strategy Board's Monitoring Officer forthwith and work with the Technology Strategy Board to ensure a mutually acceptable beneficial arrangement.

<u>Financial</u>

6. The grant will be payable at **50.11%** of the net eligible costs (as defined and detailed in schedule 1) incurred and paid on or after the common Project Start Date agreed by all the Participants and declared by the Lead Participant in their acceptance of this offer. Subject to Paragraph 7 the grant will be payable by instalments on submission by the Lead Participant of a claim and the supporting information set out in Paragraphs 7 and 8), and a statement of monies paid (as defined in Schedule 1) by the Participants on the Project.

7. Unless the Technology Strategy Board otherwise agrees, claims for payment must be submitted on a Quarterly basis commencing from the Project Start Date. Claims must be accompanied by the following supporting documents:
   7.1. a revised forecast of the Project costs to the end of the Project, detailing the costs for each Participant for each Quarter of the Project's agreed duration, in the form set out

the table at section 5 of the grant claim form, and highlighting any significant variations from the last report;

7.2. if and when requested the latest published annual accounts or management accounts of each Participant. For the avoidance of doubt, nothing in this paragraph 7.2 shall require any Participant to provide financial information in breach of any law, order or regulation restricting such disclosure.

8. In addition, confirmation is required that each of the Participants has paid the sums in respect of which claims are made. For this purpose a report in the form set out in Schedule 2a (the "Accountant's Report") must be provided separately for each Participant by an independent accountant qualified to act as an auditor of that Participant (the "Independent Accountant") at the intervals set out in Annex B to this letter. The Independent Accountant must be appointed by each Participant in accordance with the Terms of Engagement set out in Schedule 2 of this offer letter.

9. In exceptional circumstances the Technology Strategy Board may also require an Accountant's Report to be submitted earlier than as specified in Annex B. Such exceptional circumstances shall include without limitation withdrawal of any Participant from the Project, termination of the Project, or a claim disclosing expenditure substantially greater than forecast.

10. Notwithstanding the provisions of paragraph 6 the Technology Strategy Board is under no obligation to pay more than 85% of the grant specified in paragraph 1 to any given Participant until all outstanding claims and their supporting documentation, as set out in paragraphs 7 and 8, have been received from that Participant and the final Accountant's Report for that Participant has been approved, which approval shall not be unreasonably withheld or delayed.

11. The Technology Strategy Board shall be under no obligation to pay any claim received by the Technology Strategy Board more than six months after the Quarter during which the expenditure specified in the claim was incurred by the Participant.

12. Once a claim and the supporting documentation set out in paragraphs 7 and 8, has been received by the Technology Strategy Board, the corresponding grant will normally be paid within 30 days. Where the Technology Strategy Board needs to seek further information to support or understand the claim, the Technology Strategy Board agrees to contact the relevant Participant within 15 days of the claim being received.

<u>Changes affecting the Project</u>

13. The Technology Strategy Board will monitor the progress of the Project in accordance with the Technology Strategy Board's Project Monitoring Guidelines document Version 4 (or such later version as the Technology Strategy Board may release from time to time) being the "Monitoring Guidelines". A copy of the current Monitoring Guidelines will be supplied on request.

14. In the event that the Technology Strategy Board's monitoring of the Project classifies any aspect of the Project's progress (as set out in the Monitoring Guidelines) as a "Red Light" in any category, the Technology Strategy Board shall so notify the Participants and shall work with the Project to resolve the underlying issues giving rise to the Red

Light(s). In the event that the Project maintains a Red Light for two successive Quarterly reports, the Technology Strategy Board will suspend payment of any claims until such issues are resolved and will consider termination of Grant in accordance with paragraph 16.

15. Where it is beneficial to the project and its outcomes, this grant offer letter may be amended to enable an additional Participant or Participants to be accepted into the Project in conformity with a revised Collaboration Agreement. Likewise where a Participant is withdrawing from the Project the Technology Strategy Board will cooperate with the Participants in securing an alternative Participant or Participants if it is necessary to secure the Project's outcomes.

16. While the Technology Strategy Board in supporting the Project recognises the inherent technical and financial risks, there may be occasions when the Technology Strategy Board is required to suspend & withdraw or reclaim the grant to any Participant or Participants, in whole or in part, or to re-apportion it between the Participants. In doing so the Technology Strategy Board shall at all times act reasonably and in consultation with the affected Participant(s). The Technology Strategy Board will use reasonable efforts to minimise the impact of any such actions on the ability of the Participants to deliver the Project's outcomes as set out in the project proposal and Exploitation Plan. Where the Technology Strategy Board wishes to withdraw future grant payments or seek repayment of grant already paid, it shall so notify the Participant(s) affected and work with them to resolve any underlying issues before taking such action, and such action shall be limited to those Participant(s) to whom the events detailed in paragraphs 16.1, 16.2, and/or 16.3 apply. Except as otherwise agreed in writing by the Technology Strategy Board, any repayment of grant must be made in the Quarter following that in which the TSB's request for such was made, or in which any overpayment was discovered.

16.1. The Technology Strategy Board may **suspend** grant payments to any given Participant in the event of any of the following:

16.1.1. the reasonable suspicion of fraud;

16.1.2. any significant and unexpected difference between the claims made by a Participant and those set out in the prior financial forecast;

16.1.3. the withdrawal or removal of the Participant from the Project, pending receipt of their final claim and supporting documentation as set out in paragraphs 7, 8, and 9;

16.1.4. any of the circumstances set out in paragraph 16.2 or 16.3 below.

16.2. The Technology Strategy Board may **withdraw** future grant payments from any given Participant in the event of any of the following:

16.2.1. the failure of the Project to provide the Second Level Plan or Exploitation Plan as required in paragraph 4;

16.2.2. the material failure of the Participant to collaborate with the other Participants or the withdrawal of Participant(s) such that the project is no longer collaborative;

16.2.3. the Project attaining and maintaining a Red Light (as specified in the Monitoring Guidelines) for two or more successive Quarters;

16.2.4. any error in the project proposal which significantly changes the expected benefits accruing from the Project or its exploitation;

16.2.5. the Participant becomes the subject of a proposal for a voluntary arrangement

or has a petition for administration order or a petition for a winding-up order brought against it or passes a resolution for a winding-up or makes any composition, arrangement, conveyance or assignment for the benefit of its creditors, or purports to do so, or if a receiver or any other person is appointed in respect of its undertaking or of all or any of its property or if the Participant does or suffers anything substantially equivalent to any of the foregoing;

16.2.6. any change in the legal status or the actual or effective ownership or control of any Participant which is reasonably likely to impede the Participant's ability to perform the work it agreed to perform under the second level plan and/or exploitation plan submitted to the Technology Strategy Board by the Project consortium or to materially reduce the expected benefits accruing from the project or its exploitation;

16.2.7. there is a material change in the expected results of the Project or its exploitation as set out in the project proposal or exploitation plan, which in the opinion of the Technology Strategy Board substantially affects the benefits which will accrue from the Project;

16.2.8. any of the circumstances set out in paragraph 16.3 below.

16.3. The Technology Strategy Board may require **repayment** of grant payments already made to any Participant in the event of any of the following:

16.3.1. an overpayment of grant has occurred;

16.3.2. fraud or the claiming against grant of expenses not actually incurred;

16.3.3. the use of grant funds for purposes unconnected with the Project;

16.3.4. a breach of State Aid Rules as set out in paragraph 17;

16.3.5. an asset, the cost of which has been included in the net eligible costs, is not used for the purpose of the Project, except as previously agreed by the Technology Strategy Board in writing;

16.3.6. the material failure of the Participant to use reasonable efforts to progress the Project or perform the work it agreed to perform under the Second Level Plan and/or Exploitation Plan submitted to the Technology Strategy Board by the Project consortium, where the Participant does not commence to remedy such failure within fourteen(14) calendar days of receipt of a notice to that effect from the Technology Strategy Board or the Lead Participant;

16.3.7. the failure of the Participant to observe any material clause of this offer letter.

17. **State Aid Obligations:** The Technology Strategy Board may be required to withhold payment and/or claim repayment of grant to the extent of the amount of any other grant or payment which has been received by any Participant from any public authority where this, combined with the Technology Strategy Board's grant, exceeds the limits imposed by State Aid Rules or other applicable legislation. For the purposes of this paragraph "public authority" means any body wholly or partly supported by public funds and includes but is not limited to: any member of the European Union or their Institutions, any government department, research council, devolved administration, regional development agency, or local authority. The terms of this paragraph do not apply to the amount of any grant or other payment whose availability has been disclosed by the Participants to the Technology Strategy Board before the date of this letter and which has been taken into account in making this offer.

18. Notwithstanding anything else in the offer letter, the Technology Strategy Board may withhold and/or reclaim grant, with interest from the date of payment, if required to do so by any order or regulation of the European Parliament and the Council of the European Union.

19. In compliance with Treaty obligations, the Technology Strategy Board may be required to provide the Commission of the European Communities with information about financial assistance given by the Technology Strategy Board to Participants.

<u>Role of the Lead Participant</u>

20. The Lead Participant shall :
    20.1. ensure that the project is managed in accordance with the project proposal, the terms of this offer letter and the Collaboration Agreement;

    20.2. ensure the appointment of a Project Manager to carry out the day-to-day management of the Project and to act as the focal point for all contact with the Technology Strategy Board;

    20.3. receive grant payments on behalf of itself and the other Participant(s), and upon receipt of such payments pass promptly on to the other Participant(s) such payments as it has received on their behalf;

    20.4. inform the Technology Strategy Board promptly in writing of any cessation of work on the Project and of any event or circumstance likely to affect significantly the ability of the Project to deliver the aims of the project as set out in the project proposal, the Second Level Plan or the Exploitation Plan. The Lead Participant shall also inform the Technology Strategy Board in writing as soon as it becomes aware that any of the events referred to in paragraph 16 has taken place.

<u>General</u>

21. Throughout this offer letter, the term "Year" refers to consecutive 12-monthly periods starting on the Project Start Date, and the term "Quarter" refers to consecutive three-monthly subdivisions of each Year starting on the Project Start Date or its anniversary.

22. For the avoidance of doubt, it is the intent of the Technology Strategy Board that Participants shall be severally liable for the grant payments received from the Technology Strategy Board, and any repayment of such grant.

23. For the avoidance of doubt, the Technology Strategy Board has no interest in the ownership of any intellectual property or rights developed under or arising as a result of the Project, or in the terms of any intellectual rights licences executed between the Participants, beyond ensuring that the results and exploitation of the Project detailed in the Project proposal and exploitation plan are capable of being achieved. The Technology Strategy Board also has no financial interest in or claim over any financial benefits arising directly or indirectly from the Project beyond the right to withdraw or reclaim grant as set out in paragraph 16.

24. No amendment to the terms of this offer will be effective unless and until agreed in writing by a designated signatory of the Technology Strategy Board.

Confidentiality and Intellectual Property

25. The Technology Strategy Board will only disclose confidential information relating to the Project and/or its results with the prior written agreement of the relevant Participants. Notwithstanding the foregoing, Participants agree to cooperate with the Technology Strategy Board in the creation of case studies for publication by the Technology Strategy Board highlighting the benefits arising directly and indirectly from the Technology Strategy Board's grant.

26. Within six (6) months of the Project Start Date the Participants shall make commercially reasonable enquiries concerning prior third party intellectual property rights likely to impede the Project and shall ensure that to the best of their knowledge as at such date there are no impediments to carrying out the Project and/or the exploitation of the Project's results.

27. If during the Project any Participant is or becomes aware of any impediment relevant to the progress or exploitation of the Project, the Participant shall immediately inform the Lead Participant and the Technology Strategy Board.

28. Where any request is made to the Technology Strategy Board under the Freedom of Information Act 2000 for the release of information relating to any Project or Participant(s) which would otherwise be reasonably regarded as confidential information, then the Technology Strategy Board shall notify the Participant(s) of the request as soon as they become aware of it.

Exploitation

29. During the period staring on the date on which the final payment of grant is made and ending five (5) years thereafter (the "Exploitation Period") the Participants shall take reasonable steps to exploit the results of the Project as set out in the project proposal and/or Exploitation Plan, or by other means acceptable to all Participants and the Technology Strategy Board. The Technology Strategy Board is prepared to consider alternative means of exploitation where this brings increased economic growth or improved quality of life to the UK or EEA equivalent to that offered by the project proposal. During the Exploitation Period each Participant shall provide the Technology Strategy Board on an annual basis with a statement setting out the benefits accrued from the exploitation of the Project's results. This will normally involve supplying information as outlined in Annex C to this offer letter.

Acceptance of Offer

30. This offer letter shall be governed by and construed in accordance with English law in all respects and subject to the exclusive jurisdiction of the English courts.

31. The offer should be accepted by a Director or Duly Authorised Officer of the Lead Participant signing the duplicate copy of the offer letter on behalf of the Lead Participant In addition, Directors or duly authorised Officers of each of the Participants should sign their declarations in the duplicate offer letter, whether they are in receipt of grant or not. The letter and the Participants' acceptances should then be returned to **Steve Woodard**,

Technology Strategy Board, North Star House, North Star Avenue, Swindon, Wiltshire, SN2 1UE.

32. Media relations work related to the project should be coordinated with, and relevant press releases approved by, the Technology Strategy Board's Head of Communications (paul.whittemore@tsb.gov.uk) or an alternative contact if nominated during the course of the Project. It is understood that this is contingent upon a quick turn-around time of such approval on the part of the Technology Strategy Board (less than 6 working days).

33. If this offer is accepted, the Project will be monitored on behalf of the Technology Strategy Board by Mark Kessell (mark@kessell.fsbusiness.co.uk).

Dispute Resolution

34. In the event that a dispute arises between the Technology Strategy Board and any Participant(s), the affected parties shall attempt to resolve such dispute in the first instance by referring the matter to their Chief Executive Officers who will meet to try and negotiate a settlement in good faith. In the event that these Officers are unable to resolve the matter to the satisfaction of all parties, then the parties hereby agree to submit to arbitration by the London Court of International Arbitration ("LCIA"), the decision of which shall be binding on all of them.

Yours sincerely

Graham Hutchins
Director of Operations and Services
On behalf of the Technology Strategy Board

ACCEPTANCE OF OFFER

Technology Programme: Ultra Low Carbon Vehicle Demonstrator - January 2009 Competition

Project: EVADINE - Electric Vehicle Accelerated Development in the North East
Project Duration: 24 Months

File Ref: 400076
TP number: BF042J

Date: 15 January 2010

I accept the offer set out above and in the Schedules and make the following declarations:

(a) For the purposes of this offer letter:

(i) Project Start Date ....1 JUNE 2009...

(ii) Project End Date .....1 SEPTEMBER 2013

For ease of administration, the Project Start Date and Project End Date should always lie on the start of a calendar month.

(b) The consortium's Project Manager is:

Name: ....JOHN AUSTIN..........................

Address: ..FUTURE TRANSPORT SYSTEMS...............

Telephone: ..0191 2114066........................

E-mail: .....john.austin@futuretransportsystems.co.uk

(c) Contact for finance contractual issues:

Name: ......JOHN AUSTIN............................

Address: ....(AS ABOVE)...............................

Telephone: ....

E-mail: ....

Signed: ....

* insert name:.......TREVOR MANN..................................

Director for and on behalf of **NTC Europe Limited**

Date: ......1ST MARCH 2010...................................

V9R

Declarations for Participating Organisations receiving a grant

ACCEPTANCE OF OFFER

Technology Programme: **Ultra Low Carbon Vehicle Demonstrator - January 2009 Competition**

Project Title: **EVADINE - Electric Vehicle Accelerated Development in the North East**

File Ref: **400076**

TP Ref: **BF042J**

Date: **3 February 2010**

Declaration by Participating Organisation

I ...MARIE WILLIAMS.......*., on behalf of **Newcastle University**, one of the organisations participating in the Project which is the subject of the Technology Strategy Board's offer letter of **3 February 2010** hereby confirm that, in consideration of the Technology Strategy Board becoming bound to fulfil the obligations undertaken by it in the above offer letter upon acceptance thereof by **Nissan Motor Manufacturing (UK) Limited, Newcastle University** accepts all the terms and conditions set out in the offer letter and requiring the compliance of, or imposing any obligation on **Newcastle University** as a Participant in the Project. I undertake to the Technology Strategy Board that **Newcastle University** will do all such things and provide all such information, documentation and assistance as is required of it or necessary to be produced by it under the terms of the offer letter.

Signed ....Director or duly authorised Officer for and on behalf of **Newcastle University**

Date....9.....February....2010

* insert name

ACCEPTANCE OF OFFER

Technology Programme: **Ultra Low Carbon Vehicle Demonstrator - January 2009 Competition**

Project Title: **EVADINE - Electric Vehicle Accelerated Development in the North East**

File Ref: **400076**

TP Ref: **BF042J**

Date: **12-May-2009**

Declaration by Participating Organisation

I Charles Brooks*., on behalf of **Tanfield Group Plc**, one of the organisations participating in the Project which is the subject of the Technology Strategy Board's offer letter of **12-May-2009** hereby confirm that, in consideration of the Technology Strategy Board becoming bound to fulfil the obligations undertaken by it in the above offer letter upon acceptance thereof by **Nissan Motor Manufacturing (UK) Ltd, Tanfield Group Plc** accepts all the terms and conditions set out in the offer letter and requiring the compliance of, or imposing any obligation on **Tanfield Group Plc** as a Participant in the Project. I undertake to the Technology Strategy Board that **Tanfield Group Plc** will do all such things and provide all such information, documentation and assistance as is required of it or necessary to be produced by it under the terms of the offer letter.

Signed ....[signature]........Director or duly authorised Officer for and on behalf of **Tanfield Group Plc**

Date....12-1-10....

* insert name

ACCEPTANCE OF OFFER

Technology Programme: **Ultra Low Carbon Vehicle Demonstrator - January 2009 Competition**

Project Title: **EVADINE - Electric Vehicle Accelerated Development in the North East**

File Ref: **400076**

TP Ref: **BF042J**

Date: **3 February 2010**

Declaration by Participating Organisation

I Barry Shrier *., on behalf of **Liberty Electric Cars Ltd**, one of the organisations participating in the Project which is the subject of the Technology Strategy Board's offer letter of **3 February 2010** hereby confirm that, in consideration of the Technology Strategy Board becoming bound to fulfil the obligations undertaken by it in the above offer letter upon acceptance thereof by **Nissan Motor Manufacturing (UK) Limited**, **Liberty Electric Cars Ltd** accepts all the terms and conditions set out in the offer letter and requiring the compliance of, or imposing any obligation on **Liberty Electric Cars Ltd** as a Participant in the Project. I undertake to the Technology Strategy Board that **Liberty Electric Cars Ltd** will do all such things and provide all such information, documentation and assistance as is required of it or necessary to be produced by it under the terms of the offer letter.

Barry Shrier
CEO

Signed ....Director or duly authorised Officer ~~for and on behalf of~~ **Liberty Electric Cars Ltd**

OK B.S.
09.02.10

Date 09.02.2010

* insert name

V9R

ACCEPTANCE OF OFFER

Technology Programme: **Ultra Low Carbon Vehicle Demonstrator - January 2009 Competition**

Project Title: **EVADINE - Electric Vehicle Accelerated Development in the North East**

File Ref: **400076**

TP Ref: **BF042J**

Date: **3 February 2010**

Declaration by Participating Organisation

I CHRISTOPHER S. BAYLISS, on behalf of **AVID Vehicles Ltd**, one of the organisations participating in the Project which is the subject of the Technology Strategy Board's offer letter of **3 February 2010** hereby confirm that, in consideration of the Technology Strategy Board becoming bound to fulfil the obligations undertaken by it in the above offer letter upon acceptance thereof by **Nissan Motor Manufacturing (UK) Limited, AVID Vehicles Ltd** accepts all the terms and conditions set out in the offer letter and requiring the compliance of, or imposing any obligation on **AVID Vehicles Ltd** as a Participant in the Project. I undertake to the Technology Strategy Board that **AVID Vehicles Ltd** will do all such things and provide all such information, documentation and assistance as is required of it or necessary to be produced by it under the terms of the offer letter.

Signed ...[signature]...Director or duly authorised Officer for and on behalf of **AVID Vehicles Ltd**

Date 9th FEBRUARY 2010

* insert name

V9R

Annex A Date: **3 February 2010**

Technology Programme: **Ultra Low Carbon Vehicle Demonstrator - January 2009 Competition**
Project: **EVADINE - Electric Vehicle Accelerated Development in the North East**
File Ref: **400076**
TP number: **BF042J**

Industry Costs	Nissan Motor Manufacturing (UK) Limited	Tanfield (Smiths)	Liberty Electric Cars	AVID Electric Vehicles	**Total (Industry)**
Labour	£1,453,522	£448,244	£15,733	£138,241	£2,055,740
Overheads	£1,089,966	£398,936	£4,248	£37,325	£1,530,475
Materials	£1,518,000	£1,517,980	£370,000	£311,950	£3,717,930
Capital Equipment	£575,000	£138,500	£20,000	£0	£733,500
Subcontract	£261,465	£766,428	£700,447	£213,826	£1,942,166
Travel and subsistence	£215,559	£12,582	£4,600	£4,810	£237,551
Other Costs1	£20,000	£0	£0	£0	£20,000
Other Costs2	£4,000	£0	£0	£0	£4,000
Other Costs3	£0	£0	£0	£0	£0
Other Costs4	£0	£0	£0	£0	£0
Other Costs5	£0	£0	£0	£0	£0
Other Costs WBBA	£0	£0	£0	£0	£0
Total Eligible Costs	£5,137,512	£3,282,670	£1,115,028	£706,152	£10,241,362
Rate of Grant (%)	47.51%	47.51%	47.51%	47.51%	47.51%
Total Grant	£2,440,750	£1,559,535	£529,732	£335,481	£4,865,498

Academic Costs		Newcastle University	**Total (Academic)**
Directly Incurred	Staff	£112,641	£112,641
	Travel & Subs	£12,547	£12,547
	Equipment	£0	£0
	Other Costs	£152,902	£152,902
Directly Allocated	Investigators	£34,587	£34,587
	Estates	£37,999	£37,999
	Other DA	£13,780	£13,780
Indirect Costs	Indirect Costs	£169,029	£169,029
Exceptions	Staff	£0	£0
	Travel & Subs		£0
	Equipment	£0	£0
	Other Costs	£0	£0
	Total Eligible Costs	£533,485	£533,485
	Rate of Grant (%)	100.00%	100.00%
	Total Grant	£533,485	£533,485

Summary	**Totals (£)**
Total Project Costs	£10,774,847
Total Project Grant	£5,398,983
Rate of Grant (%)	50.11%

Annex B

File Ref: 400076
TP Number: TP11/LCV/6/I/BF042J

The intervals with which an Accountants' Report (as defined in Para.8) is required depends on the amount of grant received by each Participant and is set out below. Thus Recipients on the same Project may find themselves with different reporting requirements.

	Requirement for Accountant's Reports			
Size of grant received by individual Participant	Report required with all claims	Report required with first claim, last claim and each anniversary of the Project	First and Last Claims Only	Last Claim Only
Very large grant or special circumstances -grant of £2m or more	Yes			
grant £500k – below £2m		Yes		
grant £100k – below £500k			Yes	
grant below £100k				Yes
Higher Education Institutes (HEIs)			Yes	
Non-grant recipient (whose costs are included in calculating grant)				Yes
Grant <= £15K				Formal report replaced by statement of expenditure, signed a Director of the Participant.

Notes:

1. All **final claims** must also be accompanied by a report in respect of that claim and any other claims for which reports have not already been submitted. Reports must relate to particular claims or groups of consecutive claims. Successive reports must cover consecutive periods with no gaps.

2. Reports must be in the form set out in Schedule 2a and must be made by an Independent Accountant as set out in paragraph 8.

Annex C

Ultra Low Carbon Vehicle Demonstrator - January 2009 Competition
Project Evaluation Feedback Form

In order to track the impact of Technology Programme support on national wealth generation, the Technology Strategy Board is implementing a pilot post-project evaluation process. *Participating in this evaluation is a condition of Technology Strategy Board support as set out in Paragraph 25 of all grant offer Letters issued for the Spring 2007 competition onwards, until further notice.*

All Participants are required to address the following questions on a regular yearly basis, or at alternative intervals if agreed with the Technology Strategy Board. The Technology Strategy Board is mainly interested in capturing the business benefits that Participants can associate with their Project, both during the execution of their Project and for a period of 5 years after its completion.
It would be helpful if you could address each of the following measures in your responses, as appropriate for your Project:

Impact Measure	Comment by Project Partners
The number of new product introductions	
The number of product enhancements	
Additional sales value (£/pa)	
Additional profit before tax (£/pa)	
The number of new jobs created or significantly up-skilled	
The number of existing jobs safeguarded	
Any cost savings arising	
Other relevant metrics on a project by project basis: for example, investment in plant and machinery made, number of new research projects initiated, number of patent submissions, plans for further collaboration etc.	

Please feel free to increase the size of the text boxes or to use additional pages to accommodate your answers and comments. Numerical metrics may be given as ranges or estimates.

Each of these measures can be reported as the sum of the individual impacts in each participant organisation. If there is no positive business impact (yet), despite the best endeavours of organisations concerned, it is important to indicate this. **All the information provided will be treated as commercially sensitive within Technology Strategy Board: it will be used to guide future activity, and will be reported at a high level without reference to individual projects or organisations.**

Thank you for participating.

Signed for ………………………………… by …………………………………………. Date……………

Schedule No 1

1. The provisions of this Schedule are subject to the terms and conditions of the offer letter.
2. The grant will be at the agreed percentage of the net eligible costs (as defined in para 5 below) in respect of which monies have been expended (as defined in paragraph 4 below) by the Participants on the Project between (start of claim period) and (end of claim period), the estimated costs of which are set out in Annex A.

3. The grant to be paid will be reduced by the amount of any Selective Assistance received or receivable on any goods or buildings the costs of which are properly included in the net eligible costs.

4. For monies to have been expended liabilities must have been incurred and paid. No claim can be accepted for liabilities which have been incurred but have not yet been paid. If any Participant is a sole trader or partnership, its labour cost, at an agreed rate, will be treated as cost paid for the purpose of claims relating to time spent in connection with the project.

5. The net eligible costs shall be the costs which are properly attributable exclusively to the Project excluding and deducting (as may be appropriate) from the amount of such costs:-
   (i) input Value Added Tax;
   (ii) any grant under the Industrial Development Act 1982 received or receivable by the Company or any Participant in respect of the Project;
   (iii) any other grant from any public authority (as defined in paragraph 17 of the Offer Letter) received or receivable in respect of the Project;
   (iv) interest, service charges and interest arising from hire purchase, leasing and credit arrangements;
   (v) any addition for profit by any Participant and profit earned by any company in any Participant's group as a result of work relevant to the Project undertaken by a Participant or sub-contracted to such entity by a Participant. For the purposes of this sub-paragraph "group" means any holding company of any Participant and any subsidiary of such holding company or of any Participant, and "holding company" and "subsidiary" have the respective meanings assigned to them in Section 736 of the Companies Act 1985.

6. For each claim, the Lead Participant is required to complete the table at section 5 of the grant claim form setting out by financial year the latest expected forecast of eligible project spend and the associated expected grant from the Technology Strategy Board. This requires each Technology Strategy Board funded partner to submit a Notification of Expenditure form for its project spend to their lead partner. The Lead Participant shall then make claims on behalf of all partners and disburse the grant payments (once received) to all partners, at levels as agreed by Technology Strategy Board, without delay.

7. This is in addition to the more detailed forecasts of projects spending and grant required from each partner in the Project Monitoring reporting process.

Schedule No 2

STANDARDISED TERMS OF ENGAGEMENT (OFFERED AS PART OF GRANT CONDITION INSTEAD OF A TRI-PARTITE ENGAGEMENT)

The following, which were agreed between the DTI and the Institute for Chartered Accountants in England and Wales, are the terms of engagement on which **The Technology Strategy Board and / or its agents which are administering grants on behalf of *the* Technology Strategy Board]** agrees to engage accountants to perform a mixture of high and moderate - level of assurance engagement and report in connection with the (name of grant claim).

References to "*The* Technology Strategy Board" hereafter will mean "*The* Technology Strategy Board and / or its agents, which are administering grants on behalf of the Technology Strategy Board." References to "Accountant" hereafter will mean "Independent Accountant" and the grant recipient's reporting accountant.

References to "The participant" hereafter will mean all participants on the project as specified in paragraph 2 of the offer letter, excluding those only receiving support from the Research Councils

An agreement between the grant recipient, its reporting Accountant and the Technology Strategy Board on these terms is formed and the Accountant signs and submits to the Technology Strategy Board a report as set out in Clause 3 herein.

The Technology Strategy Board will not need to sign anything. By publishing this document the Technology Strategy Board makes an offer to engage on these terms. Once the offer is accepted by the [participant], and the Accountant then an agreement is formed. If the terms of the standardised engagement letter are to be revised, the Technology Strategy Board will need to confirm its acceptance of the new terms before agreement is formed.

[Should it become necessary in exceptional circumstances to tailor the standard terms of engagement to accommodate specific circumstances the contact point will be the Technology Strategy Board project officer or programme manager issuing the grant offer letter to the grantee]

1 Introduction
The [participant] is required to submit to the Technology Strategy Board reports as set out herein below that are also signed by an accountant to provide independent assurance. These terms of engagement set out the basis on which the Accountant will sign the report.

2 The [participant]'s responsibilities

2.1 The [participant] is responsible for producing all information, maintaining proper records, complying with the terms of any legislation or regulatory requirements and the Technology Strategy Board's terms and conditions of grant ("the grant conditions") and providing relevant information to the Technology Strategy Board on a basis in accordance with the requirements of the grant conditions. The [participant] is responsible for ensuring that the non-financial records can be reconciled to the financial records.

2.2 The management (directors of limited companies, partners in partnership firms and the owner in a sole tradership) of the [participant] will make available to the Accountant all records, correspondence, information and explanations that the Accountant considers necessary to enable the accountant to perform the Accountant's work.

2.3 The [participant] and the Technology Strategy Board accept that the ability of the Accountant to perform his work effectively depends upon the [participant] providing full and free access to the financial and other records and the [participant] shall procure that any such records held by a third party are made available to the Accountant.

2.4 The Accountant accepts that, whether or not the [participant] meets its obligations, the Accountant remains under an obligation to the Technology Strategy Board to perform his work with reasonable skill and care. The failure by the [participant] to meet its obligations may cause the Accountant to qualify his report or be unable to provide a report.

3 Scope of the Accountant's work

3.1 The [participant] will provide the Accountant with such information, explanations and documentation that the Accountant considers necessary to carry out his responsibilities. The Accountant will seek written representations from management in relation to matters for which independent corroboration is not available. The Accountant will also seek confirmation that any significant matters of which the Accountant should be aware have been brought to the Accountant's attention.

3.2 The Accountant will perform the following work in relation to reports required by the Technology Strategy Board:

3.2.1 The Accountant will carry out a mixture of high and moderate level of assurance assignment as set out in the terms and conditions of the grant by performing the following work in relation to reports required by the Technology Strategy Board:

3.2.2 Select a random sample of expenditure, both capital and revenue items, reported in the statement of claims relating to the project;

3.2.3 For each item of expenditure selected in the sample, trace the amounts recorded in the statement of claims to the original invoice and / or other supporting documents to check that the amount has been properly incurred and paid in accordance with the terms of the offer letter.

3.2.4 Test any overheads included in the expenditure to ensure that any amounts are in respect of the Company's own labour, not calculated to include any profit, and not in excess of overhead rates applicable to similar work carried out by the Company.

3.2.5 Obtain breakdown of grant revenue received / receivable accounts of the Company and make enquires with the directors of the Company into whether or not there *are* any other grants received or receivable in respect of the project and that they have been correctly treated in the claim.

3.2.6 Make enquires with the directors of the Company into whether the amounts claimed include any addition for profit by the Company.

3.2.7 Check the arithmetical accuracy of the schedules relating to the claim and check whether the grant claimed by the Company has been calculated in accordance with the terms and conditions of the offer letter.

3.3 The Accountant will not subject the information provided by the [participant] to checking or verification except to the extent expressly stated. While the Accountant will perform his work with reasonable skill and care, his work will not be relied upon to disclose all misstatements, fraud or errors that might exist.

4 Basis and Form of the accountant's reports

4.1 The Accountant's reports will be prepared on the following basis:

4.1.1 The Accountant's reports will be prepared for the confidential use of the [participant] and the Technology Strategy Board and for the purpose of submission to the Technology Strategy Board in connection with *the* Technology Strategy Board's requirements in connection with [name of grant]. They may not be relied upon by the [participant], or the Technology Strategy Board for any other purpose or provided to any other party except as provided in 4.1.2 below

4.1.2 The Technology Strategy Board may only disclose the reports to others who may have statutory rights of access to the report. There may be an actual or potential liability to [other bodies] that may arise out of the eligibility and / or use of monies by [the participant], and [the others] who will be entitled to rely on the report;

4.1.3 Neither the [participant], nor the Technology Strategy Board [nor others] may rely on any oral or draft reports the Accountant provides. The Accountant accepts responsibility to the [participant] and the Technology Strategy Board for the Accountant's final signed reports only;

4.1.4 Subject to clause 4.1.5, the Accountant's reports must not be recited or referred to in whole or in part in any other document (including, without limitation, any publication issued by the Technology Strategy Board) without the prior written approval of the Accountant;

4.1.5 Subject to clause 4.1.2 and except to the extent required by court order, law or regulation or to assist in the resolution of any court proceedings the Accountant's reports must not be made available, copied or recited to any other person (including, without limitation, any person who may use or refer to any of the Technology Strategy Board's publications);

4.1.6 Except as provided by 4.1.1 herein, the firm of accountants, its partners and staff neither owe nor accept any duty to any other person (including, without limitation, any person who may use or refer to any of the Technology Strategy Board's publications) and shall not be liable for any loss, damage or expense of whatsoever nature which is caused by their reliance on representations in the Accountant's reports.

4.1.7 Subject to the above provisions, the Accountant's report should be addressed both to the participant and also the Technology Strategy Board and should be based on the model report schedule attached to this engagement letter.

5 Liability Provisions

5.1 The Accountant will perform the engagement with reasonable skill and care and acknowledges that he will be liable to the [participant] and the Technology Strategy Board for losses, damages, costs or expenses ("losses") caused by his breach of contract, negligence or wilful default, subject to the following provisions:

5.1.1 The Accountant will not be so liable if such losses are due to the provision of false, misleading or incomplete information or documentation or due to the acts or omissions of any person other than the Accountant, except where, on the basis of the enquiries normally undertaken by accountants within the scope set out in these terms of engagement, it would have been reasonable for the Accountant to discover such defects;

5.1.2 The Accountant accepts liability without limit for the consequences of his own fraud and for any other liability, which he is not permitted by law to limit or exclude;

5.1.3 Subject to the previous paragraph (5.1.2), the total aggregate liability of the Accountant whether in contract, tort (including negligence) or otherwise, to the Technology Strategy Board and the [participant], arising from or in connection with the work which is the subject of these terms (including any addition or variation to the work), shall not exceed the amount determined in accordance with the capping formula shown below

Amount of grant being reported on in this claim:	*Proportion of amount*	*Total cap*
Up to £1m	*100%*	*Amount of grant included in claim*
Between £1m and £5m	*100% of first £1m + 50% of remainder*	*£1m + 50% of amount in excess of £1m*
Between £5m and £15m	*100% of first £1m + 50% of amount between £1m and £5m + 20% of remainder*	*£3m + 20% of amount in excess of £5m*
Above £15M	*Negotiate*	*Negotiate*

The Technology Strategy Board will negotiate the comparatively rare claims above £15m on an individual basis and accountants should contact the named contact at the Technology Strategy Board shown in the preamble to this engagement letter in advance of agreeing their engagement letter with their client to discuss such cases.

The Technology Strategy Board and its agents should note that the ICAEW has not agreed this capping formula on behalf of the profession. If firms are not happy with the proposals (as above) they will need to discuss their concerns either with the Technology Strategy Board or its agents directly.

5.2 The [participant] and the Technology Strategy Board agree that they will not bring any claims or proceedings against individual partners, members, directors or employees of the

Accountant. This clause is intended to benefit such partners, members, directors and employees who may enforce this clause pursuant to the Contracts (Rights of Third Parties) Act 1999 (the "Act"). Notwithstanding any benefits or rights conferred by this agreement on any third party by virtue of the Act, the parties to this agreement may agree to vary or rescind this agreement without any third party's consent. Other than as expressly provided in these terms, the provisions of the Act are excluded;

5.3 Any claims, whether in contract, negligence or otherwise, must be formally commenced within 3 years after the party bringing the claim becomes aware (or ought reasonably to have become aware) of the facts which give rise to the action and in any event no later than 6 years after any alleged breach of contract, negligence or other cause of action. This expressly overrides any statutory provision, which would otherwise apply;

5.4 This engagement is separate from, and unrelated to, the Accountant's audit work on the financial statements of the [participant] for the purposes of the Companies Act 1985 (or its successor) or other legislation and nothing herein creates obligations or liabilities regarding the Accountant's statutory audit work, which would not otherwise exist.

6 Fees

The Accountant's fees, together with VAT and out of pocket expenses, will be agreed with and billed to the [participant]. The Technology Strategy Board is not liable to pay the Accountant's fees.

7 Quality of Service

The Accountant will investigate all complaints. The Technology Strategy Board or the [participant] have the right to take any complaint to the Institute of Chartered Accountants in England and Wales ("the ICAEW") or to any professional accountancy body as appropriate.

8 Providing Services to Other Parties

The Accountant will not be prevented or restricted by virtue of the Accountant's relationship with the [participant] and the Technology Strategy Board, including anything in these terms of engagement, from providing services to other clients. The Accountant's standard internal procedures should be designed to ensure that confidential information communicated to the Accountant during the course of an assignment will be maintained confidentially.

9 Applicable law and jurisdiction

9.1 This agreement shall be governed by, and interpreted and construed in accordance with, English law.

9.2 The [participant], the Technology Strategy Board and the Accountant irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute (including claims for set-off and counterclaims) which may arise in connection with the validity, effect, interpretation or performance of, or the legal relationship established by this agreement or otherwise arising in connection with this agreement.

10. Alteration to Terms

All additions, amendments and variations to these terms of engagement shall be binding only if in writing and signed by the duly authorised representatives of the parties. These terms supersede any previous agreements and representations between the parties in respect of the

scope of the Accountant's work and the Accountant's report or the obligations of any of the parties relating thereto (whether oral or written) and represents the entire understanding between the parties.

Schedule 2a

THE INDEPENDENT ACCOUNTANT'S REPORT
(On headed paper of the accountant)

RESTRICTED - COMMERCIAL

1. Addressees:

The report should be addressed to:

(i) The grant receiving Participant (the name of the Company), and also

(ii) The Technology Strategy Board or other agents as appropriate.

2. Identification of the agreed engagement letter, the grant offer letter and the specific information on which work has been performed and tests have been applied:

We have examined the enclosed claim from [name of the Company] ('the Company') for the period from [date] to [date] in accordance with the terms and conditions of the engagement letter dated [date] and grant offer letter dated **3 February 2010.** The claim has been prepared by and is the sole responsibility of the [directors] of the Company.

3. Statement that the tests performed were those agreed in the above mentioned engagement letter.

We have carried out a mixture of high and moderate level of assurance assignment by performing the following tests:

a) We have selected a random sample of both capital and revenue items of expenditure as reported on the claim and traced them to invoices and / or other supporting documentation and evidence of payment to check that they have been properly incurred and paid in accordance with the terms and conditions of the offer letter;

b) We have confirmed the arithmetical accuracy of the schedules relating to the claim and agreed them to the appropriate supporting documentation. We have also checked whether the grant claimed by the Company has been calculated in accordance with the terms and conditions of the offer letter;

Our examination was substantially less in scope than an audit and hence provided a lower level of assurance than an audit.

4. Statement of errors and reservations / exceptions.

[These, if any, should be clearly stated under this paragraph]

5. Based on examination as above and subject to the financial effect of any reservations or qualifications set out at paragraph 4, we report based on our findings, in our opinion

(i) the claim and previously submitted claims for payment are in accordance with the Technology Strategy Board offer letter dated **3 February 2010** including the

schedules thereto;

(ii) the Company has expended [as defined in Schedule [1] to the offer letter] monies to cover those eligible costs incurred and paid during the period from ……….. to …………………related to the project described in the offer letter amounting to:-

For Industrial participants use the table below

£	Name of Industrial Participant
Labour	
Overheads	
Materials	
Capital Equipment*	
Sub-contracts	
Other Cost 1	
Other Cost 2	
Other Cost 3	
Other Cost 4	
Other Cost 5	
TOTAL (£)	

***Please differentiate between capital equipment purchased specifically for the Project and capital items that the Company has already acquired or constructed.**

For Academic participants using Full Economic Costing (FEC) method, use the table below.

Academic Costs	(£)	Name of Academic Participant
Directly Incurred	Staff	
	Travel & Subs	
	Equipment	
	Other Costs	
Directly Allocated	Investigators	
	Estates	
	Other DA	
Indirect Costs	Indirect Costs	
Exceptions	Staff	
	Travel & Subs	
	Equipment	
	Other Costs	
	Total Costs (£)	

(iii) none of the costs were incurred before **(start date of project)**

(iv) overheads included in the expenditure are:-

(a) in respect of the Company's own labour;

(b) not calculated to include any profit;

(c) not in excess of overhead rates applicable to similar work carried out by the Company;

(v) the totals at (ii) above exclude input Value Added Tax and interest and service charges arising from hire purchase, leasing and credit arrangements; and

(vi) the Company has maintained adequate records to enable me/us to report on this claim for payment of grant.

In the course of our work nothing came to our attention to suggest that:

(vii) the amount claimed has not been reduced by the amount of any Regional Development grant received or receivable in respect of the project;

(viii) the totals at (ii) above include any grant under the Industrial Development Act 1982 received or receivable by the Company in respect of the project;

(ix) the totals at (ii) above include any addition for profit by the Company and profit earned by any Lead Participant in the Company's group [as defined in Schedule 1] as a result of work relevant to the project undertaken by the Company;

(x) the totals above include any other grants from any public authority, as defined in [paragraph 18] of the offer letter, that have been received or are receivable by the Company in respect of the Project.

6. Our report is prepared solely for the confidential use of the Company and the Technology Strategy Board, and solely for the purpose of [verifying the grant claimed]. It may not be relied upon by the Company or the Technology Strategy Board and *[named others]* for any other purpose whatsoever. Our report must not be recited or referred to in whole or in part in any other published document without our written permission. Our report must not be made available, copied or recited to any other party without our express written permission in every case except for the Technology Strategy Board and *[named others]* may disclose the report where it has a statutory obligation to do so. Other than to the Company, the Technology Strategy Board and *[named others]* we neither owe nor accept any duty to any other party to whom this report may be disclosed.

7. The engagement to report on the grant claim is separate from, and unrelated to, the audit of the annual financial statements of the Company and that the report relates only to the matters specified and that it does not extend to the participant's annual financial statements taken as a whole.

8. Name and signature of the reporting accountant

9. Date of the report

10. Name for enquiries

Addendum A

Technology Programme: Ultra Low Carbon Vehicle Demonstrator - January 2009 Competition

Project Title: EVADINE - Electric Vehicle Accelerated Development in the North East

Date 3 February 2010

File Ref: 400076
TP number: TP11/LCV/6/I/BF042J

As part of the co-funding arrangements for the above mentioned project One North East require certain regional outputs to be met.
These outputs and the targets against which the Regional Development Agency funding has been agreed are listed below

Notwithstanding anything else in this agreement, in the event that the project fails to achieve the targets listed below and One North East consequently withdraws its funding for the project, the Technology Strategy Board may but is not obliged to:
(a) withdraw an amount of the project's funding corresponding the funding withdrawn by One North East, or
(b) terminate the project's grant

Description			2011	2012	Total
O1(a).	Jobs Created		4	0	4
O2(i)	Businesses Created	0	0	0	
O3.	Business Support		50	0	50
O3(b)	Businesses Collaborating with the Knowledge Base		7	3	10
O7. (i)	*Other Public Sector Funding (£)*	*TSB Contribution to Project*	*4,149,857*	*0*	*4,149,857*
O7. (ii)	*Total Private Sector Leverage (£)*	*Partners Contribution to Project*	*4,802,481*	*0*	*4,802,481*

Please refer to One North East document 'Technical Note of Combined Indicators for Single Programme and ERDF Programme 2007-13' for output guidelines

Representatives from One North East will regularly attend the projects Quarterly Reviews review progress on achieving these targets.

Schedule B

The Schedule of Deliverables

EVADINE - Schedule of Programme Deliverables

Date	Author	Detail	Issue
27/01/2010	JA	First Issue for Colaboration Agreement	N
03/02/2010	JA	Nissan name change from NTC-E	1

Party	Role	Evadine Deliverable - As defined in EVADINE Roles & Responsibilities chart	Timing	Grant Funding
Nissan Motor Manufacturing (UK) Limited	Lead Partner	Provide 15 off Nissan Leaf electric cars for 2 years of vehicle trials	3 off in Q4 2010 or before. 4 off in Q1 2011 or before. 8 off in Q2 2011 or before.	Total Eligible Costs £5,137,512 Total Grant £2,440,750
		Provide appropriate support for Nissan vehicles during vehicle trials	To end Q2 2013	
		Provide progamme and financial management information as required by the Technology Strategy Board and the Programme Manager, Future Transport Systems.	To Project End August 2013	
		Support general programme requirements as defined by the Technology Strategy Board Offer Letter & the EVADINE Roles & Responsibilities chart	To Project End August 2013	
Tanfield Group PLC	Partner	Provide 1 off Smith Edison electric minibus for 1 year of vehicle trials	1 off, in Q3 2010 or before	Total Eligible Costs £3,282,670 Total Grant £1,559,535
		Provide 10 off Smith Amperes electric cars for 1 year of vehicle trials	10 off, in Q3 2010 or before	
		Provide 5 off Electric LTI Taxi conversion for 1 year of vehicle trials	5 off, in Q1 2011 or before	
		Provide appropriate support for Smith vehicles during vehicle trials	To end Q1 2013	
		Provide progamme and financial management information as required by the Technology Strategy Board and the Programme Manager, Future Transport Systems.	To Project End August 2013	
		Support general programme requirements as defined by the Technology Strategy Board Offer Letter & the EVADINE Roles & Responsibilities chart	To Project End August 2013	
Liberty Electric Cars Ltd	Partner	Provide 2 off Liberty electric Range Rover conversions for 1 year of vehicle trials	2 off in of Q4 2010 or before.	Total Eligible Costs £1,115,028 Total Grant £529,732
		Provide appropriate support for Liberty vehicles during vehicle trials	To end Q4 2011	
		Provide progamme and financial management information as required by the Technology Strategy Board and the Programme Manager, Future Transport Systems.	To Project End August 2013	
		Support general programme requirements as defined by the Technology Strategy Board Offer Letter & the EVADINE Roles & Responsibilities chart	To Project End August 2013	
AVID Vehicles Ltd	Partner	Provide 2 off AVID CUE-V electric cars for 1 year of vehicle trials	2 off in of Q3 2010 or before.	Total Eligible Costs £706,152 Total Grant £335,481
		Provide appropriate support for AVID vehicles during vehicle trials	To end Q3 2011	
		Provide progamme and financial management information as required by the Technology Strategy Board and the Programme Manager, Future Transport Systems.	To Project End August 2013	
		Support general programme requirements as defined by the Technology Strategy Board Offer Letter & the EVADINE Roles & Responsibilities chart	To Project End August 2013	
		Fulfill ONE North East programme output requirement O1(a) - Create 3 jobs	Q1 2012 (ONE FY 2011)	
Newcastle University	Partner	Provide hardware & software solution to capture data from all of the vehicle trials, as required by the Technology Strategy Board: Vehicle journey time Duration of journey Distance of journey Ambient temperature Charge times Energy transfer Location of charging	To Project End August 2013	Total Eligible Costs £533,485 Total Grant £533,485
		Provide vehicle trial data in the format and frequency as defined by the TSB and its programme partners	To Project End August 2013	
		Create suitable reporting formats and gain approval of the Programme Partners before their issue.	Q3 2010	
		Analyse & report findings from the EVADINE vehicle trial during the programme and create the Final Programme Report.	To Project End August 2013	
		Provide progamme and financial management information as required by the Technology Strategy Board and the Programme Manager, Future Transport Systems.	To Project End August 2013	
		Support general programme requirements as defined by the Technology Strategy Board Offer Letter & the EVADINE Roles & Responsibilities chart	To Project End August 2013	
Future Transport Systems Ltd	Programme Manager (Sub contracted by Project Partners)	Manage & administrate the EVADINE programme and support Partner Projects as defined by the Evadine Roles & Responsibility chart.	To Project End August 2013	N/A
		Manage vehicle trials and control the vehicle fleet as defined by the Evadine Roles & Responsibility chart.	To Project End August 2013	
		Manage & provide the ONE North East End of Project Evaluation Report	End 2011 or as advised by ONE North East	
		Fulfill ONE North East programme output requirement O1(a) - Create 1 job	Q1 2012 (ONE FY 2011)	
		Fulfill ONE North East programme output requirement O3(a) - 50 Businesses assisted to improve performance	Q1 2012 (ONE FY 2011)	
		Fulfill ONE North East programme output requirement O3(b) - 10 Businesses engaged in new collaboration with the knowledge base	Q1 2012 (ONE FY 2011)	

Schedule C

The Programme Roles & Responsibilities

EVADINE - Roles & Responsibility Matrix

Author	Issue	Date	
JA	N	24/08/2009	
JA	1	22/09/2009	
JA	2	30/09/2009	
JA	3	27/10/2010	Changes for new Lead Partner (Nissan Motor Manufacturing (UK) Limited)
JA	4	03/02/2010	Corporate removed from Lead Partner Name

				TSB	ONE	Nissan	FTS	TORG	Nissan	SEV	AVID	Liberty	
				Sponsor	Sponsor	Lead Partner	Porgramme Manager	Partner	Partner	Partner	Partner	Partner	
	Area	Task	Sub Task	Mark Kessell	Josey Wardle	Jerry Hardcastle	John Austin	Phil Blythe	Doug Read	Doug MacAndrew	Ryan Maughan	Barry Shrier	Comments / Clarifications
Project Contracts Management	Offer Letter	Preparation for revised Offer Letter		A	S	S	R	C	C	C	C	C	Agreement of partners and content
		Issue and approval of Offer Letter.		R	I	A	S	A	A	A	A	A	Release & management of signature process
	Collaboration Agreement	Preparation for revised Collaboration Agreement		I	I	A	R	S	S	S	S	S	Agreement of partners and content
		Issue and approval of Collaboration Agreement		I	I	A	R	A	A	A	A	A	Release & management of signature process
Programme Management & Administration	Project Management	Programme master timing plan		I	I	S	R	S	S	S	S	S	Issue and update of the overall programme timing plan
		Project planning 'Level 2'	Development of Partner Level 2 plans	I	I	I	S	R	R	R	R	R	Plans defining work packages and deliverables as required by the programme
			Consolidation & reconciliation of Level 2 plans	I	I	I	R	S	S	S	S	S	Consolidation and scheduling of project plans to match programme requirements
		Exploitation plan	Creation of Partner Exploitation Plans	I	I	I	S	R	R	R	R	R	Exploitation plans for individual Partners
			Consolidation of overall Exploitation Plan	I	I	I	R	S	S	S	S	S	Exploitation plan as required by the TSB
		Risk management activity.	Programme risk management	I	I	S	R	S	S	S	S	S	Risk and mitigation action definition to ensure the success of the Programme
			Partner project risk management	I	I	I	S	R	R	R	R	R	Risk and mitigation action definition to ensure the success of the Partner projects
			Technical risk management	I	I	I	S	R	R	R	R	R	Risk and mitigation action definition for the technical content of vehicles and data acquisition partner projects
		Programme & Project meetings	Chair & manage quarterly programme meetings.	I	I	R	S	I	I	I	I	I	Main programme forum. Meetings will be scheduled prior to the end of each claim period. Ad hoc meetings scheduled as and when required.
			Attend quarterly programme meetings	S	S	A/R	A/R	A/R	A/R	A/R	A/R	A/R	Partner representative should attend each meeting. A nominated deputy in exceptional circumstances.
			Programme meeting minuting.	I	I	I	R	I	I	I	I	I	Formal minutes and action registers.
			Partner 'gateway' meeting chair				S	R	R	R	R	R	Gateway meetings successfully completed are a 'deliverable' of the projects. FTS to attend to confirm progress meets programme requirements
			Project 'gateway' meeting minuting	I		I	I	R	R	R	R	R	Formal minutes and action registers.
		Project reporting	Regular update reporting			I	R	S	S	S	S	S	Regular update report schedule to be agreed. Content will be status, significant events and required / due actions
			Quarterly Programme & Project reporting to TSB.	I	I	C	A/R	R	R	R	R	R	Project reports are to be issued prior to Quarterly Meetings and will be discussed at the meetings.
			TSB Quarterly reporting	R	I	I	I	I	I	I	I	I	TSB Monitoring Officer makes a status report to TSB management following Quarterly meetings.
			ONE Final programme reporting	I	I	A	R	S	S	S	S	S	Closing reports as per One North East funding requirements.
			TSB Post programme evaluation	I	I	A	R	S	S	S	S	S	Closing reports as per TSB funding requirements.
		Financial management	Partner budget forecasting				S	R	R	R	R	R	Project cashflow forecast, in TSB claim form format
			Programme budget forecasting & consolidation	C	I	A	R	S	S	S	S	S	Consolidation of forecasts from partners
			Partner claims reporting			A	S	R	R	R	R	R	Project claims, in TSB claim form format
			Programme financial claims consolidation	C		A	R	S	S	S	S	S	Programme claims, in TSB claim form format
			Project payments	R									Payments are made directly to the Project Partners
			Financial expediting on behalf of partners.	A		S	R	I	I	I	I	I	Claims schedule and process definition. Maintain deadlines & chasing when required.
			Auditing	S		C	S	R	R	R	R	R	Audits as required and scheduled in the Offer Letter.
Vehicle Specification & Conformance	Vehicles	Vehicle specification definition		I	I	I	I	I	R	R	R	R	Definition of a specification for the vehicle to meet performance, delivery & legal frameworks.
		Conformance to specification		I	I	I	I	I	R	R	R	R	Conformance to the specification defined by the vehicle manufacturer
		Legal conformance.	Conformance for road use.	I	I	I	I	I	R	R	R	R	Conformance to legal frameworks for usage (inc PSV requirements where applicable)
			Conformance for project application use.	I	I	I	C	I	R	R	R	R	Conformance to user requirements, e.g. accessibility, seating, data acquisition, reliability & robustness.
Infrastructure Specification & Conformance	Infrastructure	Coordinate with other regional projects to provide a solution for the EVADINE group	Determine charge point locations -Phase 1, Newcastle upon Tyne		A	I	R	I	I	I	I	I	Definition of charge points in Newcastle to suit phase 1 users
			Determine charge point locations - Phase 2, Wider NE region		A	I	R	I	I	I	I	I	Definition of charge points in wider NE to suit phase 2 users
			Determine charge point specifications		A	I	R	I	S	S	S	S	Charge point specifications to suit vehicles and stakeholder requirements.
			Council and stakeholder negotiations		A	I	R	I	I	I	I	I	Infrastructure interested group issues. Planning negotiations and management.
			Evaluation of charge points		A	I	R	I	S	S	S	S	Evaluation that charge points fulfil programme and vehicle requirements and countermeasure investigation and definition.
			Charge points and infrastructure plan to suit Hackney Carriage regulations and market requirements		A	I	R	I	I	I	I	I	Hackney carriage interested group issues. Planning negotiations and management.
		Provide specification of connector / charger to vehicle manufacturers and users.			A	I	R	I	S	S	S	S	Agreement and formalisation of a connector / charger specification.
User Trial & Fleet Management	User selection & management	Develop user group selection criteria		I	I	I	R	S	I	I	I	I	Creation of an objective selection process to meet programme requirements
		Select user group.		I	I	I	R	I	I	I	I	I	Make user selections and gain user assurances of support
		Create user schedule		I	I	I	R	I	S	S	S	S	User schedule to include servicing requirements
		Equal opportunities & social inclusion		I	I	I	R	I	I	I	I	I	Equal opportunities & social inclusion in user trails and demonstrations
		Environmental compliance		I	I	I	R	I	I	I	I	I	Environmental compliance of the programme.
		Legal Compliance	Propose legal frameworks and agreements	C	C	I	R	I	S	S	S	S	Understand issues and communicate proposed solutions for legal issues associated with user trials.
			User and vehicle supplier agreements				S		R	R	R	R	Agreements between the vehicle supplier and the user.
			Propose insurance frameworks	C	I	I	R	I	S	S	S	S	Understand issues and communicate proposed solutions for insurance issues associated with user trials.
			Ensure vehicles users have insurance			I	R	I	A	A	A	A	Ensure that vehicle users have insurance, either as fleet cover or as individuals (provided by the user or the vehicle manufacturer).
			Carryout DVLA / license checks				R/A		C	C	C	C	FTS carryout DVLA and any other driver checks required for agreements.
			Vehicle use risk assessments				S		R	R	R	R	Risk assessments and mitigation actions required for user trials of supplied vehicles.
			Data collection agreements.			I	R	C	R (TBC)	I	I	I	Agreements for data collection between the Programme Consortium and the users. Nissan potentially will also hold their own data and will therefore need an agreement (TBC).
		User management	User inductions & training				R		A	A	A	A	As required by risk assessment.
			Manage schedule of communication with the user.			I	R	C	I	I	I	I	Surveys, gather real time feedback.
			Ensure user obligations are fulfilled			I	R	C	I	I	I	I	Ensure obligations for vehicle use as required by the project.
		Develop financial cost models for the users.	Cost model for private company users	C	I	I	R	I	A	A	A	A	Development of costs neutral cost schemes as appropriate.
			Cost model for private individual users	C	I	I	R	I	A	A	A	A	Development of costs neutral cost schemes as appropriate.
			Cost model for public sector users	C	I	I	R	I	A	A	A	A	Development of costs neutral cost schemes as appropriate.
			Cost model for hackney carriage / taxi users	C	I	I	R	I		A			Development of costs neutral cost schemes as appropriate.

		Coordination of user energy payments with other projects.			C	I	R	I	I	I	I	I	Liaison with emerging projects for energy cost charges for vehicles.
		Management of user finance and invoicing					S		R	R	R	R	Charging / payments in line with agreements made
		Vehicle logistics management.	Central point of contact & arrangement of movements				R		S	S	S	S	Central point of contact & arrangement of vehicle movements between suppliers and users
			Deliveries and collections from defined hubs.				S		R	R	R	R	FTS will pre-define locations
			Vehicle breakdown recovery				S	I	R	R	R	R	Recovery & repair arrangements and terms to be outlined in user agreements
			Vehicle out of charge recovery				S	I	R	R	R	R	Recovery & repair arrangements and terms to be outlined in user agreements
			Vehicle breakdown repair				S	I	R	R	R	R	Recovery & repair arrangements and terms to be outlined in user agreements
			Vehicle breakdown - User agreements (Substitute vehicle provision, lease refunds or alternative)				S	I	R	R	R	R	Recovery & repair arrangements and terms to be outlined in user agreements
			Damaged vehicle recovery				S	I	R	R	R	R	Recovery & repair arrangements and terms to be outlined in user agreements
			Damaged vehicle repair				S	I	R	R	R	R	Recovery & repair arrangements and terms to be outlined in user agreements
			Damaged vehicle - User agreements (Substitute vehicle provision, lease refunds or alternative)				S	I	R	R	R	R	Recovery & repair arrangements and terms to be outlined in user agreements. If the user 'depends' on the vehicle, the steps taken to keep them mobile.
Awareness Raising & Education	Awareness Raising & Education	Marketing & PR	Programme Marketing & PR planning		I	A	R	A	A	A	A	A	Activity plan to support programme requirements
			Programme budget creation and management		I	A	R	A	A	A	A	A	Budget creation to support programme requirements
			Identify additional opportunities and costs; e.g. vehicle liveries, events		I	I	R	I	I	I	I	I	Additional opportunities for Marketing & PR will become apparent as the project progresses. FTS to collate and level with partners
			Vehicle Liveries			A	S	I	R	R	R	R	Definition & application of project & other branding to the vehicles. [2] FTS responsible for coordination liveries across the project.
		Event Management	Regional Events	C	C	S	R	S	S	S	S	S	Management of events as defined / agreed in the plan and the budget.
			National Events	C	C	S	R	S	S	S	S	S	Management of events as defined / agreed in the plan and the budget.
		Programme PR	Provide brand and website	I	I	A	R	S	S	S	S	S	Switch EV brand / SwitchEV.co.uk
			Website and newsletter updates	I	I	A	R	S	S	S	S	S	Website provision & keeping it current. Project updates by electronic newsletter
			Communications plan and delivery.	I	I	A	R	A	A	A	A	A	Schedule of communications & newsletters. [2] Nissan request a PR approval process
			Central PR point of access. Support partner PR	I	I	I	R	I	I	I	I	I	PR support and coordination for users and partners.
			Feeding 'leads' back to manufacturers	S	S	I	R	S	I	I	I	I	Direct any commercial leads back from users or newsletter recipients.
		User PR	Approval of user PR.	S			R	S	S	S	S	S	This relates to PR the users want to create about their EV trials. FTS will seek partner support if appropriate. .
			Gather project PR from the user group.				R						FTS generating PR for the programme from the user trials.
		Gather and publish data sheets	Vehicle specification data sheets				R	I	S	S	S	S	For users and website.
			Charging point data sheets		S		R	I	I	I	I	I	For users and website.
		FAQ / Information sheets			S		R	S	S	S	S	S	For users and website.
Project Data Acquisition & Analysis	Data Acquisition	Create a data acquisition & reporting specification.	TSB requirements: Journey time, duration, distance, charge time, energy transfer, ambient temperature. **New - Charging location**			I	S	R	I	I	I	I	Specification for data acquisition solution to ensure TSB requirements are met.
			Programme requirements.			I	S	R	C	C	C	C	Specification for data acquisition solution to ensure Partner requirements are met.
		Deliver data acquisition solution (hardware & software)						R	R (TBC)				TORG manage non Nissan vehicles. Nissan consult with TORG on their own vehicles (TBC).
		Installation of data acquisition (hardware & software)					I	R	R (TBC)	C	C	C	TORG manage non Nissan vehicles. Nissan consult with TORG on their own vehicles (TBC).
		Maintenance of data acquisition equipment					I	R	R (TBC)	S	S	S	TORG manage non Nissan vehicles. Nissan consult with TORG on their own vehicles (TBC).
		Create & issue data interim reports		I	I	I	I	R	I	I	I	I	Regular data analysis findings
		Create & issue final review and report.		I	I	I	I	R	I	I	I	I	Final data analysis findings
Collaboration & Knowledge Transfer	Collaboration	Knowledge transfer between collaborators	Facilitate knowledge transfer events		I	S	R	S	S	S	S	S	Organisation of events as required by the programme to facilitate
			Knowledge transfer as defined by TSB requirements			I	S	A	A	A	A	A	Requirements as defined by the offer letter.
			Knowledge transfer as defined by ONE outputs			I	S	A	A	A	A	A	Requirements as defined by the offer letter.

Key:

R	Responsible / ownership for deliverable.
A	Accountable / approving authority
S	Support role to ensure delivery.
I	Interested / informed party.
C	Consulted

Project: Partner & FTS schedules of work (sub sets of the Programme)
Programme: The entire EVADINE activity that includes the consolidated partner & FTS projects.
New changes in blue.